Exhibit 10.3

May 8, 2013

Via Hand Delivery

James Chambers

[REDACTED]

Dear James,

Reference is made to the Offer Letter, dated as of December 6, 2012, by and between Weight Watchers International, Inc. and you (the “Original Letter”).

As we recently discussed, we would like to amend the Original Letter. In furtherance of this, we each hereby agree that the last paragraph in the section of the Original Letter titled “Incentive Equity Award” is hereby amended and restated, effective as of the date set forth above, in its entirety as set forth on Schedule A attached hereto.

All other terms and conditions of the Original Letter not expressly amended herein shall remain in full force and effect as set forth in the Original Letter.

Kind regards,

/s/ David Kirchhoff
David Kirchhoff
Chief Executive Officer
Weight Watchers International, Inc.

AGREED AND ACCEPTED:

/s/ James Chambers
James Chambers

Weight Watchers International, Inc. – 675 Avenue of the Americas, New York, New York 10010 – Phone 212.817.4212

SCHEDULE A

Incentive Equity Award	You will also be eligible to participate in the Corporation’s annual incentive equity award program with an initial target aggregate grant amount value of 225% of Base Salary for fiscal year 2013, allocated 75% to stock options and 25% to restricted stock units; terms and timing to be determined pursuant to a separate Compensation Committee resolution at such time as such annual incentive awards are generally made to executives of the Corporation. You shall also be eligible to participate in any other performance-based equity incentive programs, if any, as may be established from time to time by the Corporation for executives of the Corporation.